EXHIBIT 99.1
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                               CONTINUATION SHEET

                            Explanation of Responses


(1) This form is being filed solely to report a change in the form of beneficial ownership from indirect to direct. This change results from a pro rata distribution from Interlaken Investment Partners, L.P. ("Investment Partners") to its partners of 1,372,011 shares of common stock of First Marblehead Corporation, which distribution includes 351,325 shares to the reporting person, in his individual capacity, 282,902 shares to Interlaken Management Partners, L.P. ("Management Partners") and 35,133 shares to The Berkley Foundation, Inc. ("The Berkley Foundation").

(2) Includes 5,286,154 shares held by Investment Partners, 690,498 shares held by Management Partners, 250,000 shares held by Berkley Peninsula LLC ("Berkley Peninsula") and 99,011 shares held by The Berkley Foundation. The reporting person is the President of The Berkley Foundation and may be deemed to have beneficial ownership of the 99,011 shares of common stock of First Marblehead Corporation held by The Berkley Foundation. The reporting person is the Managing Director and sole owner of Berkley Peninsula and may be deemed to have the beneficial ownership of the 250,000 shares of common stock of First Marblehead Corporation held by Berkley Peninsula. The reporting person is the President and sole shareholder of Lake Management, Inc., which is the sole general partner of Management Partners, which is the sole general partner of Investment Partners. As such, the reporting person indirectly controls Investment Partners and Management Partners and may be deemed to have the beneficial ownership of 5,286,154 shares and 690,498 shares held by Investment Partners and Management Partners, respectively. The reporting person disclaims beneficial ownership of all shares of common stock owned by The Berkley Foundation, Investment Partners and Management Partners except, in each case, to the extent of any indirect pecuniary interest therein.

(3)  Not applicable.